JPG:erw

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement of First State Financial Corporation on Form S-8 of our report dated January 21, 2005 on the financial statements of First State Financial Corporation appearing in the Form 10-K filed with the Commission on March 24, 2005, of First State Financial Corporation.

Crowe Chizek and Company LLC

Fort Lauderdale, Florida
May 10, 2005